EXHIBIT 21

Significant Subsidiaries of WesBanco, Inc.

(As of December 31, 2012)

Subsidiaries	State of Incorporation
WesBanco, Inc.	West Virginia
WesBanco Bank, Inc.	West Virginia
WesBanco Insurance Services, Inc.	West Virginia
WesBanco Title Agency, LLC	Ohio
WesBanco Asset Management, Inc.	Delaware
WesBanco Community Development Corp.	Ohio
Hotel Concourse Ohio, LLC	Ohio
WesBanco Properties, Inc.	West Virginia
WesBanco Securities, Inc.	Ohio
WesBanco Capital Trust II	Delaware
WesBanco Capital Statutory Trust III	Connecticut
WesBanco Capital Trust IV	Delaware
WesBanco Capital Trust V	Delaware
WesBanco Capital Trust VI	Delaware
Oak Hill Capital Trust 2	Delaware
Oak Hill Capital Trust 3	Delaware
Oak Hill Capital Trust 4	Delaware
FB Capital Statutory Trust III	Delaware